Exhibit 5.1

[WSGR LETTERHEAD]

July 2, 2007
Genesis Microchip Inc.
2525 Augustine Drive
Santa Clara, California 95054

RE:   REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 2, 2007(the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,298,393 shares of your common stock, par value $0.001 per share, reserved for issuance pursuant to the 2000 Nonstatutory Stock Option Plan, as amended (the “Plan”). Such shares of common stock are referred to herein as the “Shares.”

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan. It is our opinion that the Shares, when issued and sold in the manner described in the Plan, and pursuant to the agreements that accompany the Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation